EXHIBIT 31.2

I, Sean T. Smith, certify that:

I have reviewed this Annual Report on Form 10-K/A of Photronics, Inc.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

/s/ SEAN T. SMITH

Sean T. Smith
Chief Financial Officer
July 7, 2015